Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:	Hayden IR
Simulations Plus Investor Relations	Mr. Brian Siegel
Ms. Renee Bouche	346-396-8696
661-723-7723	brian@haydenir.com
renee@simulations-plus.com

For Immediate Release:

November 19, 2021

Simulations Plus Names Sharlene Evans to Board of Directors

Experienced Human Resource, Development and Organizational Leader Bolsters Board

LANCASTER, CA, November 19, 2021 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation solutions for the pharmaceutical, biotechnology, chemical, and consumer goods industries, today announced that it has named Sharlene Evans, a proven executive with over 25 years of experience in operations, human resources, and personnel development, to the Company’s Board of Directors. Ms. Evans will replace David L. Ralph, Ph.D. on the Simulations Plus Board of Directors. Dr. Ralph is retiring from the Board after nine years of service. Ms. Evans will serve on the Audit and Compensation committees and will stand for shareholder election at the Company’s Annual General Meeting in February 2022.

Ms. Evans has a proven track record in executing large-scale improvement projects across complex, multi-site organizations for Fortune 500 clients. She is an experienced practice leader driving business development, people management and development, and methodology and collateral stewardship. Ms. Evans most recently served as the Chief People Officer at Myrtle Consulting Group, a change management and sustainability consulting firm that is now part of Accenture. At Myrtle, she was responsible for the internal people processes to support Myrtle employees, and she also led the team responsible for the development and delivery of the people and organization capabilities and service offerings that are provided to Myrtle clients. Immediately prior to joining Myrtle, she was the Vice President of People and Organization at SSA & Company. Prior consulting experience also includes Hitachi Consulting, Celerant Consulting, and Ernst & Young Consulting. Sharlene earned a bachelor’s degree in Industrial Engineering from Auburn University and a Master’s degree in Industrial Engineering from Purdue University.

Walter S. Woltosz, Founder and Chairman of the Board of Directors, commented, “Sharlene is highly regarded for her interpersonal skills and analytical ability, and she has a track record of solving problems with a collaborative approach. As Simulations Plus continues to grow, both organically and through acquisition, attracting, developing, and maintaining top talent will become an increasing priority. That is Sharlene’s expertise. Today, Simulations Plus operates globally with multiple sites on two continents. We support clients around the world and are constantly seeking exceptional people with scientific and technology backgrounds. I am confident that Sharlene will bring her years of expertise to our organization, helping us continue to maintain the best team in the industry for years to come.”

Ms. Evans added, “Simulations Plus is an innovator in the use of modeling and simulation software to accelerate and streamline drug development, as well as highly specialized consulting services to support research and regulatory submissions. To maintain the long record of consistent growth, the Company will need to continue to identify, recruit, and retain talent with unique technical and scientific skillsets. Simulations Plus is a great company, with strong leadership serving world-class customers and providing tangible value. I look forward to helping enhance an already strong team to support continued organic and acquisitive growth.”

About Simulations Plus, Inc.

Serving clients worldwide for 25 years, Simulations Plus, Inc., is a leading provider of modeling and simulation software and consulting services supporting drug discovery, development research, and regulatory submissions. We offer solutions that bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, chemical, consumer goods companies, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on Twitter | Read our Environmental, Social, and Governance (ESG) Report.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

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